EXHIBIT 21:  SUBSIDIARIES OF THE REGISTRANT

SUBSIDIARIES OF PAYCHEX, INC. AS OF MAY 31, 1998

                                           Jurisdiction of
Name of Subsidiaries                       Incorporation
--------------------                       ---------------


Paychex Management Corporation               New York

Paychex Securities Corporation               New York

Rapid Payroll, Inc.                          California

Paychex Business Solutions, Inc.             Florida

Paychex Agency, Inc.                         New York

The names of certain subsidiaries have been omitted in accordance with SEC reg. S-K 601(21)(ii) because they do not, in the aggregate, constitute a "significant subsidiary" of Paychex, Inc.